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                                                                     EXHIBIT 3.1


                                TIME WARNER INC.

                           CERTIFICATE OF ELIMINATION


         TIME WARNER INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (formerly named AOL Time Warner Inc.) (the "Corporation"),

         DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of the Corporation on April 22, 2005, the following resolutions were duly adopted authorizing the elimination of the Series A Mandatorily Convertible Preferred Stock of the Corporation (for which the Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof was filed with the Secretary of State of the State of Delaware on March 31, 2003):

                  WHEREAS, the one share of the Corporation's Series A Mandatorily Convertible Preferred Stock that had been issued has converted automatically by its terms into shares of the Corporation's Common Stock;

                  RESOLVED, that no shares of the Corporation's Series A Mandatorily Convertible Preferred Stock remain outstanding and no additional shares will be issued; and

                  RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute and acknowledge a Certificate of Elimination on behalf of the Corporation and under its corporate seal, if required, and file it with the Secretary of State of the State of Delaware.

                  SECOND: That in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation's Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all matters set forth in the Certificate of Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof filed on March 31, 2003 with respect to the Series A Mandatorily Convertible Preferred Stock.



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                  IN WITNESS WHEREOF, the Corporation has caused this
certificate to be signed by a duly authorized officer on this 2nd day of May, 2005.

                                           TIME WARNER INC.



                                           /s/ Brenda C. Karickhoff
                                           -------------------------------------
                                           Name:  Brenda C. Karickhoff
                                           Title: Senior Vice President and
                                                  Deputy General Counsel




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